                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Rockford Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
                                      N/A
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
                                      N/A
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                      N/A
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
                                      N/A
        ------------------------------------------------------------------------

     (5)  Total fee paid:
                                      N/A
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                      N/A
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
                                      N/A
        ------------------------------------------------------------------------

     (3)  Filing Party:
                                      N/A
        ------------------------------------------------------------------------

     (4)  Date Filed:
                                      N/A
        ------------------------------------------------------------------------

                            ROCKFORD INDUSTRIES, INC.
                        1851 EAST FIRST STREET, SUITE 600
                           SANTA ANA, CALIFORNIA 92705
                             -----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 18, 1997
                             -----------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of ROCKFORD INDUSTRIES, INC., a California corporation (the "Company"), will be held at Windsor Suites, 1325 East Dyer Road, Santa Ana, California 92705 on Wednesday, June 18, 1997, at 10:00 a.m., local time, to consider and act upon the following:

        1. To elect five (5) directors of the Company to serve as the Board of Directors until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

        2. To approve amendments to the Company's 1995 Stock Option Plan as described herein; and

        3. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

    Only shareholders of record of the common stock, no par value, of the Company at the close of business on May 12, 1997 are entitled to receive notice of and to attend the Meeting. The approximate date on which the accompanying Proxy Statement and proxy card will first be sent or given to shareholders of the Company is May 19, 1997. If you do not expect to be present at the Meeting, you are requested to fill in, date and sign the enclosed proxy card, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed addressed and stamped envelope. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

Dated: May 19, 1997

                                          By Order of the Board of Directors



                                          Brian Seigel
                                          Executive Vice President and Secretary


                                    IMPORTANT

    THE RETURN OF YOUR SIGNED PROXY CARD AS PROMPTLY AS POSSIBLE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS RETURNED IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE AND MAILED IN THE UNITED STATES.

                            ROCKFORD INDUSTRIES, INC.
                        1851 EAST FIRST STREET, SUITE 600
                           SANTA ANA, CALIFORNIA 92705
                             -----------------------

                                 PROXY STATEMENT
                             -----------------------

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 18, 1997
                             -----------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ROCKFORD INDUSTRIES, INC., a California corporation (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting"), which will be held at Windsor Suites, 1325 East Dyer Road, Santa Ana, California 92705 on Wednesday, June 18, 1997 at 10:00 a.m., local time, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

    The principal executive office of the Company is located at 1851 East First Street, Suite 600, Santa Ana, California 92705. The approximate date on which this Proxy Statement and accompanying proxy card will first be sent or given to shareholders of the Company is May 19, 1997.


    A proxy card, in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted in favor of the proposals set forth on the proxy card and in accordance with the judgment of the person or persons voting the proxies on any other matter that may be brought before the Meeting. Gerry J. Ricco, Brian Seigel and Larry Hartmann, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Ricco, Seigel and Hartmann are each officers and directors of the Company. Each such proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. The cost of soliciting proxies will be borne by the Company. Following the mailing of the proxy materials, solicitation of proxies may be made by officers and employees of the Company, or anyone acting on their behalf, by mail, telephone, telegram or personal interview, without additional compensation.


                                VOTING SECURITIES


    Shareholders of record as of the close of business on May 12, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, there were 4,105,517 shares of Common Stock, no par value, of the Company ("Common Stock") outstanding. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting for the transaction of business. Each holder of Common Stock is entitled to one vote for each share held of record on the record date, except that all shareholders have cumulative voting rights and in the event any shareholder gives notice at the Annual Meeting, prior to the voting, of an intention to cumulate his or her votes in the election of directors, then all shareholders entitled to vote at the Annual Meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate whose name has been properly placed in nomination prior to the voting a number of votes equal to the number of directors to be elected, multiplied times the number of shares such shareholder would otherwise be entitled to vote, or to distribute such votes on the same principle among as many nominees (up to the number of persons to be elected) as the shareholder may wish. If the voting is not conducted by cumulative voting, each share will be entitled to one vote and the holders of a majority of the shares voting will be able to elect all of the directors if they choose to do so. In such event, by virtue of their holdings of Common Stock, the present officers and directors of the Company, acting together, will be able to pass the proposal regarding election of directors. On all other matters, each share is entitled to one vote.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as election inspector for the meeting. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

    The election inspector will treat shares referred to as "broker non-votes" (i.e. shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information as of April 30, 1997 with respect to the beneficial ownership of voting securities of the Company by each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, each director or nominee for director of the Company, each executive officer named in the "Summary Compensation Table" herein under "Executive Compensation" and all directors and officers as a group.

                            SECURITY OWNERSHIP TABLE

                                                         AMOUNT AND NATURE OF
                                                         --------------------
    NAME                                                 BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS
    ----                                                 ------------------------   ----------------
Gerry J. Ricco (2)........................................          734,666             17.9%
Brian Seigel (2)..........................................          734,667             17.9%
Larry Hartmann (2)........................................          734,667             17.9%
OppenheimerFunds, Inc. (3)................................          540,000             13.2%
U.S. Bancorp (4)..........................................          421,800             10.3%
SunAmerica, Inc. (5)......................................          400,373              9.1%
Larry E. Davis (6)........................................           60,000              1.4%
William J. Vinnacombe.....................................            3,500                 *
Floyd S. Robinson (7).....................................            3,300                 *
Robert S. Vaters (7)......................................            3,300                 *

All directors and executive officers as a group

    (9 persons) (6) (7)...................................        2,276,300             55.4%

---------------

*   Less than 1%


(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this table upon the exercise of options, warrants and convertible securities. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) The address of each of Messrs. Ricco and Seigel is c/o Rockford Industries, Inc., 1851 East First Street, Suite 600, Santa Ana, California 92705. The address for Mr. Hartmann is c/o Rockford Industries, Inc., 747 Chestnut Ridge Road, #306, Chestnut Ridge, New York 10972.

(3) According to a Schedule 13G, dated January 8, 1997, filed with the Securities and Exchange Commission, OppenheimerFunds, Inc. ("OFI") reports that the Board of Directors or Trustees of the registered investment companies managed by OFI and owning shares of the Company can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such funds; however, the Board of Directors or Trustees of such funds has delegated these responsibilities to OFI as the fund's investment advisor under its investment advisory agreement. OFI has an interest relating to the Common Stock, by virtue of the interest in such securities of Oppenheimer Discovery Fund. OFI reports that it has shared dispositive power as to all shares. The address of OFI is Two World Trade Center, Suite 3400, New York, New York 10048-0203.

(4) According to a Schedule 13G, dated February 13, 1997, filed with the Securities and Exchange Commission, U S Bancorp (the "Bank") reports that Qualivest Capital Management, Inc., an investment advisor registered under
    Section 203 of the Investment Advisors Act of 1940 and a wholly owned subsidiary of United States National Bank of Oregon which is a wholly owned subsidiary of the Bank, is the beneficial owner of 192,200 shares, or 4.7% of the Common Stock as a result of acting as investment adviser to The Qualivest Funds, an investment company registered under Section 8 of the Investment Company Act of 1940. 229,600 shares, or 5.6% of the Common Stock are held by the Trust Group of the Bank, a national bank as defined in Section

    3(a)(6) of the Securities Exchange Act of 1934, as amended. Of the shares attributed to the Bank, it has sole voting power as to 407,300 shares, sole dispositive power as to 196,700 shares and shared dispositive power as to 15,200 shares. The address of the Bank is 111 S.W. Fifth Avenue, Portland, Oregon 97204.

(5) According to a Schedule 13G, dated February 14, 1997, filed with the Securities and Exchange Commission, includes 275,373 shares of Common Stock issuable upon conversion of 70,000 shares of the Company's outstanding Series A Preferred Stock. SunAmerica, Inc. reports that the shares of Common Stock and Series A Preferred Stock of the Company are owned of record by Anchor National Life Insurance Company, a wholly-owned subsidiary of SunAmerica, Inc. SunAmerica, Inc., reports sole voting power and dispositive power as to all shares. The mailing address of SunAmerica, Inc. is 1 SunAmerica Center, Century City, Los Angeles, California 90067.


(6) Includes 35,000 shares of Common Stock exercisable on or before 60 days from the date of this table.

(7) Includes 3,300 shares of Common Stock exercisable on or before 60 days from the date of this table.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

    At the Meeting, five (5) directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors shall be duly elected and qualified. The number of nominees was determined by the Board of Directors pursuant to the Company By-laws. Unless otherwise specified, all proxies will be voted in favor of the five (5) nominees listed below as directors of the Company.

    The nominees for director are Messrs. Ricco, Hartmann, Seigel, Vaters and Robinson. Messrs. Ricco, Hartmann and Seigel have been directors of the Company since inception. Messrs. Vaters and Robinson were elected to serve as directors of the Company commencing on July 25, 1995. The term of all of the current directors expires at the Meeting.

    The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election at the date of the Meeting. In the event that a vacancy among the original nominees occurs prior to the Meeting, the proxies will be voted for a substitute nominee or nominees named by the Board of Directors and for the remaining nominees.

        THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF PROPOSAL 1.


    The following table sets forth certain information about each executive officer, key employee, director and nominee for director of the Company as of April 30, 1997.





                                       Year First
                                       Elected or
                                       Appointed as
    Name                        Age     Director              Present Position with the Company
-----------------------------  ----   -------------   -----------------------------------------------
Gerry J. Ricco...............   44       1984         President, Chief Executive Officer and
                                                      Director

Brian Seigel.................   37       1984         Executive Vice President, Director of
                                                      Marketing and Asset Management, Secretary
                                                      and Director

Larry Hartmann...............   35       1984         Executive Vice President, Director of Sales
                                                      and Director

Larry E. Davis...............   46       N/A          Senior Vice President and Chief Financial
                                                      Officer

Alex Evreinov................   52       N/A          Vice President, Commercial Group

William J. Vinnacombe........   41       N/A          President, Technology Finance Division

Kenneth Vancini..............   34       N/A          Senior Vice President - Sales

David Fein...................   41       N/A          Controller

Floyd S. Robinson............   49       1995         Director

Robert S. Vaters.............   37       1995         Director

    GERRY J. RICCO, a founder of the Company, has been the President and Chief Executive Officer of the Company since 1988. From 1984 to 1988, Mr. Ricco was the Company's Executive Vice President. He has been a director of the Company since its inception. From 1977 to 1984, Mr. Ricco was the President of The Thomas Group, a residential and commercial heating and cooling contractor based in Southern California. From 1974 to 1977, he was a broker licensed by the National Association of Securities Dealers, Inc. at Coordinated Security Consultants.

    BRIAN SEIGEL, a founder of the Company, has been the Executive Vice President and Director of Marketing and Asset Management of the Company since 1984. Mr. Seigel has been a director of the Company since its inception. Prior to founding the Company, from 1983 to 1984 Mr. Seigel was a principal of Diversified Energy Services ("DES"), a manufacturer's representative for commercial and residential heating products. From 1981 to 1983, Mr.
Seigel was a sales associate with The Thomas Group.

    LARRY HARTMANN, a founder of the Company, has been the Executive Vice President and Director of Sales of the Company since 1989. From 1984 to 1989, Mr. Hartmann was the Company's Secretary and Treasurer. Mr. Hartmann has been a director of the Company since its inception. Prior to founding the Company, Mr. Hartmann was the sales director of The Thomas Group from 1980 to 1983 and was a principal of DES from 1983 to 1984.

    LARRY E. DAVIS has served as an officer of the Company since 1989 and was promoted to the position of Senior Vice President and Chief Financial Officer in September 1994. From 1985 to 1989, Mr. Davis was employed first as Vice President and Controller and then promoted to Senior Vice President of Operations and Controller of First Tennessee Equipment Finance Corporation, a leasing company operated by First Tennessee Bank. Mr. Davis was employed from 1979 to 1985 by Tridon, Inc., an automobile parts manufacturer where he served in several positions including Treasurer and Controller. From 1976 to 1979, Mr. Davis was with ITT -- Automotive Distributor Division, where he attained the position of Controller. Mr. Davis was an accountant with Touche Ross, Certified Public Accountants from 1973 to 1976.

    DAVID FEIN has been the Company's Controller since 1994. From 1991 to 1993, Mr. Fein was the Accounting Manager of Cherry Textron, a fastener manufacturer. From 1987 to 1991, Mr. Fein was the Controller of the Citicorp North America, Inc. Equipment Finance and Leasing Division. Mr. Fein was employed by Textron Financial Corporation (formerly Avco Leasing) as Assistant Controller from 1983 to 1987. From 1981 to 1983, Mr. Fein was a senior auditor at Avco Corporation. Mr. Fein was an accountant with the accounting firm of Fox & Co. from 1979 to 1981. Prior thereto, Mr. Fein was an auditor for the State of California from 1977 to 1979. Mr. Fein is a certified public accountant.

    ALEX EVREINOV has been the Company's Vice President, Commercial Group since September 1995. From April 1995 to September 1995, Mr. Evreinov was the Vice President of Sales of Execulease Corp., an equipment leasing company. Prior thereto, from April 1991 to March 1995, Mr. Evreinov was the President of Suffolk Credit Corp., an equipment leasing company.

    WILLIAM J. VINNICOMBE has been the Company's President, Technology Finance Division since November 1995. From November 1994 to November 1995, Mr. Vinnicombe was a principal of WJV Association, an equipment leasing consulting firm. Prior thereto, from December 1991 to November 1994, Mr. Vinnicombe was the President of Newcourt Financial USA, Inc., an equipment leasing company.

    KENNETH VANCINI has been the Company's Senior Vice President-Sales since March 1996. From November 1994 to March 1996, Mr. Vancini was Vice President National-Sales of AT&T Capital Corporation, an equipment leasing and finance company, which is a subsidiary of AT&T Corp. Prior thereto, from April 1990 to October 1994, Mr. Vancini was Regional Sales Vice President of the Tricon Leasing Division of Bell Atlantic Corp., a telecommunications company.

    FLOYD S. ROBINSON has been a director of the Company since July 1995. He has been the President and Chief Executive Officer of LDI Corporation, a technology company and equipment lessor, since August 1994. From 1992 to 1994, Mr. Robinson was the President of the business equipment leasing division of USL Capital Corporation. From 1986 to 1992, he was the Chief Operating Officer of Fleet Credit Corporation, an equipment leasing and financing company. From 1982 to 1986, Mr. Robinson was the president of Business Credit Leasing. Prior thereto, he worked in various positions at Dial Corporation, a financial services company, attaining the position of General Manager-Leasing.

    ROBERT S. VATERS has been a director of the Company since July 1995. He has been an Executive Vice President and the Chief Financial Officer of Xpedite Systems, Inc. since 1996. From 1993 to 1996, Mr. Vaters was a Senior Vice President of Young & Rubicam, Inc. From 1989 to 1993, Mr. Vaters was Vice President and Treasurer of Sequa Capital Corporation. From 1987 to 1989, Mr. Vaters was a senior lending officer for the Bank of Nova Scotia. From 1985 to 1987, Mr. Vaters was an Assistant Vice President of Banque Indosuez. Prior thereto, Mr. Vaters was an Assistant Treasurer of The Chase Manhattan Bank, N.A., from 1982 to 1985.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors is responsible for the management of the Company. During the fiscal year ended December 3l, 1996, the Board of Directors of the Company met on six (6) occasions, acted by unanimous consent on several occasions and held informal discussions from time to time. During 1995, the Board of Directors established an Audit Committee and a Compensation and Stock Option Committee. The Company does not have a nominating committee or any committee performing such functions.

    The functions of the Audit Committee include the nomination of independent auditors for appointment by the Board; meeting with the independent auditors to review and approve the scope of their audit engagement; meeting with the Company's financial management and the independent auditors to review matters relating to internal accounting controls, the Company's accounting practices and procedures and other matters relating to the financial condition of the Company; and reporting to the Board of Directors periodically with respect to such matters. The Audit Committee currently consists of Gerry Ricco, Floyd S. Robinson and Robert S. Vaters. The Audit Committee met on two (2) occasions and held informal discussions from time to time during the fiscal year ended December 31, 1996.

    The functions of the Compensation and Stock Option Committee include the periodical review and evaluation of the compensation of the Company's executive officers and to administer the Company's 1995 Stock Option Plan. The Compensation and Stock Option Committee currently consists of Floyd S. Robinson and Robert S. Vaters. The Compensation and Stock Option Committee met on two (2) occasions and held informal discussions from time to time during the fiscal year ended December 31, 1996.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the one year period ended December 3l, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION


    The following table sets forth information concerning the annual and long term compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers") for all services rendered, in all capacities to the Company and its subsidiaries during the Company's fiscal years ended December 31, 1996, 1995 and 1994.


                           SUMMARY COMPENSATION TABLE



                                                                    Long Term
                                         Annual Compensation       Compensation
                                         -------------------       ------------
                                                         Other
                                                         Annual     Options/   All Other
        Name and                     Salary   Bonus   Compensation   SAR's    Compensation
   Principal Position          Year    ($)     ($)       ($)          (#)         ($)
   ------------------          ----  -------- -----   ------------ --------   ------------
Gerry J. Ricco.............    1996  $225,000   -     $21,000(1)      -           -
    President and Chief        1995  $200,000   -     $21,000(1)      -           -
    Executive Officer          1994  $149,000   -     $26,000(1)      -       $64,000(2)


Brian Seigel...............    1996  $225,000   -     $18,000(3)      -           -
    Executive Vice             1995  $200,000   -     $12,000(3)      -           -
    President, Director        1994  $149,000   -     $19,000(3)      -       $80,000(2)
    of Marketing and
    Asset Management


Larry Hartmann.............    1996  $225,000   -     $22,000(4)      -           -
    Executive Vice             1995  $200,000   -     $22,000(4)      -           -
    President, Director        1994  $149,000   -     $18,000(4)      -       $58,000(2)
    of Sales

Larry E. Davis.............    1996  $120,000   -     $ 5,000(5)      -       $66,000(6)
    Senior Vice                1995  $115,000 $30,000 $ 5,000(5)  40,000(7)       -
    President and Chief        1994  $102,000 $25,000 $ 5,000(5)      -           -
    Financial Officer


William J. Vinnicombe(8)...    1996  $130,000   -         -           -           -
    President,                 1995     -       -         -           -           -
    Technology                 1994     -       -         -           -           -
    Finance Division

-------------------------

        (1) Includes $12,000 for automobile expenses during each of 1996 and 1995, $10,000 for automobile expenses during 1994, and $9,000 for country club dues during each of 1996, 1995 and 1994.

        (2) Consists of dividends declared to each officer as a shareholder of the Company during the period the Company was an S Corporation and paid in 1995. In addition, during 1994 the Company made distributions to each of Messrs. Ricco, Seigel and Hartmann in the amounts of $76,000, $60,000 and $82,000, respectively, which were applied against advances made to each such officer by the Company in prior years.

        (3) Includes $12,000 for automobile expenses during each of 1996, 1995 and 1994 and $7,000 for personal travel and entertainment during 1994.

        (4) Includes $12,000 for automobile expenses during each of 1996, 1995 and 1994 and $10,000 for country club dues during each of 1996 and 1995.

        (5) Includes $5,000 for automobile expenses.


        (6) This amount represents forgiveness of debt owed to the Company by Mr. Davis. The amount is based on a three-year agreement entered into by Mr. Davis and the Company.


        (7) Such options are currently exercisable as to 30,000 shares of Common Stock and as to an additional 5,000 shares of Common Stock commencing on each of January 1, 1997 and 1998.

        (8) Mr. Vinnicombe joined the Company in November, 1995.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


    The following table contains information concerning the number and value of options exercised during the fiscal year ended December 31, 1996 and the number and value of unexercised options at December 31, 1996 held by the Named Executive Officers listed in the Summary Compensation Table.


                     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                                                       Value of
                                                                     Number of        Unexercised
                                                                    Unexercised      In-the-Money
                                                                   Options Held      Options Held
                                                                     at Fiscal        at Fiscal
                                Shares Acquired                     Year-End          Year-End
                                     on                           (Exercisable/     (Exercisable/
             Name                 Exercise        Value Realized   Unexercisable)   Unexercisable)(1)
------------------------------  --------------    --------------   --------------   ------------------
Gerry J. Ricco...............         -               -                 -                   -

Brian Seigel.................         -               -                 -                   -

Larry Hartmann...............         -               -                 -                   -

Larry E. Davis...............         -               -           30,000/10,000      $142,500/$47,500

William J. Vinnicombe........         -               -                 -                   -


     (1) Fair market value of underlying securities ($12.50, the last reported sale price of the Common Stock on the Nasdaq National Market) at fiscal year end (December 31, 1996) minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

    There were no long-term incentive plan awards made by the Company during the fiscal year ended December 31, 1996.

EMPLOYMENT AGREEMENTS


    Effective January 1, 1995, the Company entered into three year employment agreements with Messrs. Ricco, Seigel and Hartmann. The agreements provide for Mr. Ricco to serve as the Company's President and Chief Executive Officer, Mr. Seigel to serve as the Company's Executive Vice President and Director of Marketing and Asset Management and for Mr. Hartmann to serve as the Company's Executive Vice President and Director of Sales, each at an annual base salary of $200,000. Each also receives additional benefits, salary increases and bonuses as the Board of Directors may grant, as well as those benefits generally provided to other executive officers of the Company, and an automobile allowance. Under these agreements Messrs. Ricco, Seigel and Hartmann each received a salary of $225,000 during 1996. In the event of termination of any of the agreements by the Company other than for cause (as defined therein) or the nonrenewal of the agreements by the Company, the Company has agreed to pay the respective executive severance in an amount equal to his then annual salary. In the event of termination of employment of any of such executives following a change of control of the Company that has not been approved by the Board of Directors, the Company has agreed to pay the respective executive severance in an amount equal to 2.99 multiplied by his then annual salary.

    In May 1995, the Company entered into a three-year agreement with Mr. Davis whereby the Company has agreed to forgive debt owed to the Company by Mr. Davis and due in annual installments of $66,000 on each of May 20, 1996, 1997 and 1998, or such pro rata amount as shall have accrued if his employment with the Company shall terminate earlier. In addition, in May 1995 Mr. Davis entered into a three-year Non-competition agreement with the Company which restricts Mr. Davis from competing in the medical equipment leasing business, for which the Company will pay Mr. Davis a fee of $66,000 per year during the period from the date of his departure from the Company to May 1998. Mr. Davis is not a party to an employment agreement with the Company.

    Officers of the Company serve at the pleasure of the Board of Directors and until their successors are duly elected and qualified.

COMPENSATION OF DIRECTORS


    Each non-employee member of the Board of Directors receives an annual fee of $3,000 and a fee of $700 for each meeting of the Board of Directors or a committee thereof attended, plus reimbursement of expenses incurred in attending meetings. No additional fee is paid for committee meetings held on the same day as Board meetings. Additionally, each non-employee member of the Board of Directors automatically receives a grant of options exercisable for 2,500 shares of Common Stock upon his initial election or appointment to the Board and an additional grant of options exercisable for 800 shares each time such individual is re-elected as a non-employee Board member. Such options have terms of five years from the date of grant and are exercisable at a price equal to the market price of the Common Stock on the date of grant. The Board of Directors has approved, subject to shareholder approval, amendments to the 1995 Stock Option Plan to increase the number of options granted to non-employee directors and to permit one discretionary grant of additional options to non-employee directors during any 12 month period, including a grant of 20,000 options on April 25, 1997 to each of the two non-employee directors. See "Approval of Proposed Amendments to the 1995 Stock Option Plan."


401(K) PLAN

    In January 1996, the Company established a cash or deferred arrangement profit sharing plan under Sections 40l(a) and 401(k) of the Code (the "401(k) Plan"). Eligible employees may direct that a portion of their compensation, up to a maximum of $9,500 be withheld by the Company and contributed to their account under the 40l(k) Plan. All 401(k) Plan contributions are placed in a trust fund to be invested by the 40l(k) Plan's trustee, except that the 401(k) Plan permits participants to direct the investment of their account balances among the mutual or investment funds available under the 40l(k) Plan. In addition, the 401(k) Plan provides for a matching contribution not to exceed 50% of a participant's contributions up to a maximum of 6% of a participant's compensation. The matching contribution is made in the form of Common Stock. Vested amounts in participant accounts under the 401(k) Plan and any earnings thereon are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement or termination of employment or in the event of hardship.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation and Stock Option Committee currently consists of Floyd S. Robinson and Robert S. Vaters, each a non-employee director of the Company who has no direct or indirect material interest in or relationship with the Company, other than option holdings and their position as directors of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

PERFORMANCE GRAPH

    The following graph compares the cumulative return to holders of the Company's Common Stock for the period commencing July 20, 1995(1) and ending December 31, 1996 with the Standard & Poor's 500 Stock Index ("S & P 500") and the NASDAQ Financial Stock Index ("NASDAQ Financial"). The comparison assumes $100 was invested on July 20, 1995 in the Common Stock and in each of the comparison groups, and assumes reinvestment of dividends. The Company paid no dividends during such period. It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

    This graph and the report of the Compensation and Stock Option Committee regarding executive compensation that appears immediately after such graph shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.


                COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN
               AMONG ROCKFORD INDUSTRIES, INC., THE S&P 500 INDEX
                         AND THE NASDAQ FINANCIAL INDEX

                                                  Cumulative Total Return
                                                ---------------------------
                                                7/20/95    12/95     12/96

ROCKFORD INDUSTRIES, INC.          ROCF           100       123       161

S&P 500                            I500           100       112       138

NASDAQ FINANCIAL                   NFN            100       119       153


-------------

    (1) The Company's Common Stock was not publicly traded prior to July 20, 1995.

         REPORT OF THE COMPENSATION AND STOCK OPITON COMMITTEE REGARDING
                             EXECUTIVE COMPENSATION

OVERVIEW

    The Company seeks to provide executive compensation that will support the achievement of the Company's financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Compensation and Stock Option Committee reviews executive compensation of other similar companies and other available information and may from time to time consult with independent compensation consultants.

    The Company seeks to provide an overall level of compensation to the Company's executives that is competitive within the Company's industry and other companies of comparable size and complexity. Compensation in any particular case may vary from any industry average on the basis of annual and long-term Company performance as well as individual performance. The Compensation and Stock Option Committee will exercise its discretion to set compensation where in its judgment external, internal or individual circumstances warrant it.

    In general, the Company compensates its executive officers through a combination of base salary and annual incentive compensation in the form of cash bonuses and stock options. In addition, executive officers participate in benefit plans, including medical, dental and retirement plans, that are available generally to the Company's employees.


    The Compensation and Stock Option Committee also administers the Company's 1995 Stock Plan (the "Plan"). The duties of such Committee include the granting of stock options to executive employees, non-executive employees of the Company and to consultants to the Company. The Compensation and Stock Option Committee determines the number of shares granted to such individuals, as well as among other things, the exercise price and vesting periods of such options. The Board of Directors may make recommendations to the Compensation and Stock Option Committee from time to time with respect to the granting of stock options to executive officers, taking into account their level of responsibility, compensation level, contribution to the Company's performance and the future goals and the performance expected of them. However, the final determination of the grant of options rests with the Compensation and Stock Option Committee.


EXECUTIVE OFFICER COMPENSATION


    Effective January 1, 1995, the Company entered into three year employment agreements with Messrs. Ricco, Seigel and Hartmann, which agreements are currently in effect and expire in January 1998. The base salary, bonuses, benefits and conditions of these agreements were determined by Messrs. Ricco, Seigel and Hartmann through a review of their previous employment terms, as well as a review of the recent trends in the Company's revenues and profits. The base salary of each of Messrs. Ricco, Seigel and Hartmann was $225,000 during the fiscal year ended December 31, 1996. During the fiscal year ended December 31, 1996, Mr. Davis' salary was $120,000. Mr. Davis, in accord with an agreement with the Company, has received and will receive annually forgiveness of debt in the amount of $66,000 on each of May 20, 1997 and 1998, respectively, or such pro rata amount as shall have accrued if his employment with the Company shall terminate earlier. Mr. Davis is not a party to an employment agreement with the Company. Mr. Davis' annual salary is reviewed by the Compensation and Stock Option Committee. The base salary, bonuses, stock option grants, benefits and conditions of Mr. Davis' employment during the fiscal year ended 1996 were previously determined by Messrs. Ricco, Seigel and Hartmann through a review of his previous employment terms. The Compensation and Stock Option Committee believes that the base salary levels currently in effect for the Named Executive Officers are competitive to salary levels in similarly situated companies.

    The Compensation and Stock Option Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are and will be rewarded commensurately through cash bonuses or stock option grants. The Compensation and Stock Option Committee believes that compensation levels during the fiscal year ended December 31, 1996 adequately reflect the Company's compensation goals and policies.

    POLICY WITH RESPECT TO FEDERAL TAX LAW LIMITS ON DEDUCTIBILITY OF NAMED
                         EXECUTIVE OFFICER COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation paid to certain employees. Generally, no deduction is allowed for annual compensation in excess of $l,000,000 paid in any year after 1993 to the Chief Executive Officer, or to any Named Executive Officer. This limitation on deductibility does not apply to certain compensation, including (l) compensation that is payable pursuant to a written, binding contract which was in effect on February 17, 1993 and which is not modified thereafter in any material respect before such compensation is paid and (2) compensation that is payable solely on account of the attainment of one or more performance goals. In order for the exception for performance based compensation to apply, however, the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to shareholders and approved by a majority vote. Presently, based on present compensation levels, the Compensation and Stock Option Committee believes that the limitations on compensation deductibility pursuant to Section l62(m) of the Code will not have any effect on the Company in the foreseeable future.

                                     Respectfully submitted.

                                     THE COMPENSATION AND STOCK OPTION COMMITTEE

                                     Robert S. Vaters
                                     Floyd S. Robinson

                                   PROPOSAL 2

          APPROVAL OF PROPOSED AMENDMENTS TO THE 1995 STOCK OPTION PLAN


        At the Annual Meeting, shareholders will be asked to approve the amendments described below to the Company's 1995 Stock Option Plan (the "Plan"), adopted by the Board of Directors (the "Board").


        This summary of the Plan, as modified to reflect the proposed amendments described below, is qualified in its entirety by the full text of the Plan. The Plan is available for review at the principal offices of the Company and will be furnished to shareholders without charge upon written request directed to Nanci De La Rosa, Administrative Assistant, Rockford Industries, Inc. 1851 East First Street, Suite 600, Santa Ana, California 92705. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. FOR INFORMATION REGARDING OPTIONS GRANTED TO DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, PLEASE SEE THE MATERIAL UNDER THE HEADINGS "COMPENSATION OF DIRECTORS" AND "EXECUTIVE COMPENSATION."

PROPOSED AMENDMENTS TO THE PLAN

        Subject to shareholder approval, the Board of Directors has approved three amendments (collectively, the "Amendments") to the Plan: (1) an amendment that would modify the automatic grant feature to increase the number of shares of Common Stock granted to a Non-Employee Director when he or she is first elected to 5,000 shares and to increase the number of shares covered by each annual option granted to a Non-Employee Director as of the date he or she is reelected to the Board to 5,000 shares, (2) an amendment to permit one discretionary grant of options to non-employee directors during any 12 month period, including a grant on April 25, 1997 of 20,000 options to each of the two non-employee directors and (3) an amendment to increase the number of shares authorized to be issued under the Plan from 350,000 to 550,000. At the Annual Meeting, shareholders will be requested to approve the Amendments. The Amendments and the material features of the Plan are described below.


        Non-Employee Director Options. The Plan currently provides for the automatic grant pursuant to a fixed formula of nonqualified stock options to members (hereafter, "Non-Employee Directors") of the Board who are not officers or employees of the Company or one of its subsidiaries. The Plan's formula currently provides that when a Non-Employee Director is first elected to the Board, he or she will be granted an option to acquire 2,500 shares of Common Stock. In addition, the Plan currently provides that Non-Employee Directors who are reelected to office will receive an annual grant of 800 shares, the grant date of which is the date of the director's reelection. The proposed amendments to the Plan would, if approved by shareholders, modify the automatic formula grant feature to provide that (i) commencing in 1998 the number of shares of Common Stock that a Non-Employee Director will be granted when he or she is first elected to the Board will be increased to 5,000 shares, and (ii) commencing in 1998 the number of shares covered by each annual option granted to a Non-Employee Director as of the date he or she is reelected to the Board will be increased to 5,000 shares.

        The proposed amendments would further modify the Plan to permit the Board to grant nonqualified stock options to Non-Employee Directors on a discretionary basis, provided that no more than one such discretionary option grant could be made with respect to any individual Non-Employee Director in any 12-month period. On April 25, 1997, the Board granted, subject to shareholder approval of the proposed amendments, Messrs. Robinson and Vaters each an option to acquire 20,000 shares of Common Stock exercisable on April 25, 1998.


        Increase in Shares Available for Options. At April 30, 1997, options covering 303,033 shares of Common Stock were outstanding under the Plan. In addition, as described above, 20,000 options were, subject to shareholder approval of the Plan amendments proposed herein, granted to each of the non-employee directors. The Compensation Committee granted on April 25, 1997 40,000 options to each of Messrs. Ricco, Hartmann and Seigel. After giving effect to the grant of options to non-employee directors, 6,967 options were available for future grant under the Plan. On April 30, 1997, the Board of Directors adopted, subject to shareholder approval, a proposed increase in the number of shares authorized to be issued under the Plan from 350,000 to 550,000 (an increase of 200,000 shares). The proposed increase will, if approved, make 206,967 shares available for issuance under the Plan after giving effect to the grant of options to the non-employee directors.


        Administration. The Plan is administered by the Compensation and Stock Option Committee of the Board (the "Committee") consisting of two or more directors, each of whom in respect of any decision at a time when the participant affected by the decision may be subject to Section 162(m) of the Code and/or Section 16 of the Exchange Act, will be an "outside director" within the meaning of Code Section 162(m) and/or a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3), as applicable.


        Eligibility. Under the Plan, options may be granted to any officer, key employee, consultant or advisor of the Company or of any subsidiary. Non-Employee Directors are also eligible to participate in the Plan as described above.

        Shares related to options which are not exercised and any option which expires or is cancelled will again become available for regrant under the Plan to the extent permitted by law. The Company estimates that all officers of the Company will remain eligible to receive options, subject to the discretion of the Committee to determine the particular individuals who, from time to time, will be selected to receive options. Except as described below and other than the awards made heretofore under the Plan, neither the individuals who are to receive options, the number of options that will be granted, nor the number of shares subject to options, have been determined at this time.

        Vesting and Option Periods. Subject to early termination or acceleration provisions (which are summarized below), an option is exercisable, in whole or in part, from the date specified in the related option agreement until the expiration date specified by the Committee; provided, however, all incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) expire not later than ten years after the date of grant and Non-Employee Director options which are granted under the Plan have a five-year term.

        Transferability. The Plan provides that all options are non-transferable (other than by will or the laws of descent and distribution) and will not become subject in any manner to transfer, assignment, pledge, hypothecation or other disposition. Only a participant may exercise an option during the participant's lifetime.

        Options. Both incentive and nonqualified stock options may be granted, except that only nonqualified stock options may be granted to Non-Employee Directors and consultants or advisors. The aggregate fair market value (determined on the date of grant) of shares of Common Stock with respect to which incentive stock options first become exercisable by an option holder under all plans of the Company may not exceed $100,000 in any calendar year. A maximum of 200,000 shares (subject to adjustments as described above) may be covered by options granted under the Plan to any individual during a calendar year.


        The purchase price payable upon the exercise of an option must be at least equal to the fair market value of the Common Stock on the date of the grant. As of April 25, 1997, the fair market value of the Common Stock (defined in the Plan as the average of the highest and lowest sales prices for a share of Common Stock on the Nasdaq National Market) was $7.00 per share. Payment for the exercise of an option may be made (i) in cash or cash equivalents; or (ii) with respect options granted to employees, consultants or advisors and only if the applicable option agreement so provides, with shares of Common Stock already owned by the option holder, subject to certain restrictions. The Committee may also authorize third-party payment under certain circumstances.

        Termination of Employment. Generally, options which are granted to employees, consultants or advisors are exercisable at any time within three months after an individual terminates services or employment, to the extent the option was exercisable on the date of the individual's termination. Options which are granted to employees, consultants or advisors generally terminate, however, as of the date of termination if an individual (i) terminates services or employment without the consent of the Company, or (ii) is terminated by the Company for cause. The exercise period for options granted under the Plan may be extended for up to one year if a participant terminates employment due to death or Disability. Non-Employee Director options which are granted pursuant to the automatic grant feature are exercisable at any time during their term and are not subject to early termination should a Non-Employee Director terminate membership on the Board, unless such director is terminated by the Company for cause in which case the option will terminate as of the date of the Non-Employee Director's termination. Non-Employee Director options which are granted on a discretionary basis by the Board become exercisable and terminate in accordance with the terms of the applicable option agreement.

        Acceleration of Options. In the event of (i) the liquidation or dissolution of the Company, or (ii) a merger in which the Company is not the surviving corporation or a consolidation, any outstanding options will terminate, unless other provision is made for their survival in the transaction.

        Termination of or Changes to the Plan. The authority to grant new options under the Plan will terminate on May 10, 2005, unless the Plan is terminated prior to that time by the Board. Such termination typically will not affect rights of participants which accrued prior to such termination. Without shareholder approval, the Board may not increase the maximum number of shares which may be delivered pursuant to options granted under the Plan, materially increase the benefits accruing to participants under the Plan or materially change the requirements as to the eligibility to participate in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

        The federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with general tax principles applicable to the Plan. State and local tax consequences are beyond the scope of this summary.

        Nonqualified Stock Options. No taxable income will be realized by an option holder upon the grant of a nonqualified stock option under the Plan. When the holder exercises the nonqualified stock option, however, he or she will generally recognize ordinary income equal to the difference between the option price and the fair market value of the shares at the time of exercise. The Company is generally entitled to a corresponding deduction at the same time and in the same amounts as the income recognized by the option holder. Upon a subsequent disposition of the shares, the holder will realize short-term or long-term capital gain or loss, depending on how long the shares are held. The Company will not be entitled to any further deduction at that time.

        Incentive Stock Options. An officer or employee who is granted an incentive stock option under the Plan does not recognize taxable income either on the date of its grant or on the date of its exercise, provided that, in general, the exercise occurs during employment or within three months after termination of employment. However, any appreciation in value of the Common Stock after the date of grant will be includable in the participant's federal alternative minimum taxable income at the time of exercise. If shares acquired pursuant to an incentive stock option are not sold or otherwise disposed of within two years from the date of grant of the option nor within one year after the date of exercise, any gain or loss resulting from disposition of the shares will be treated as long-term capital gain or loss. If shares acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of such holding period (a "Disqualifying Disposition"), the participant will generally recognize ordinary income at the time of such Disqualifying Disposition equal to the difference between the exercise price and the fair market value of the shares on the date the incentive stock option is exercised or, if less, the excess of the amount realized on the Disqualifying Disposition over the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending upon how long the shares are held. Unlike when a nonqualified stock option is exercised, the Company is not entitled to a tax deduction upon either the grant or exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition.

        Accelerated Payments. If, as a result of certain changes in control of the Company, the vesting of a participant's options is accelerated, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will generally be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.


        Section 162(m) Limits. Notwithstanding the foregoing discussion of the deductibility of compensation under the Plan by the Company, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), would render nondeductible to the Company certain compensation to certain employees required to be named in the Summary Compensation Table ("Executive Officers") in excess of $1,000,000 in any year unless such excess compensation is "performance-based" (as defined in the Code) or is otherwise exempt from these limits on deductibility. The applicable conditions of an exemption for a performance-based compensation plan include, among others, a requirement that the shareholders approve the material terms of the plan. Stock options that may be granted to executive officers as contemplated by the Plan are intended to qualify for the exemption for performance-based compensation under Section 162(m). However, in light of certain ambiguities in Section 162(m) and uncertainties regarding its ultimate interpretation and application, no assurances can be given that the compensation paid under the Plan to any executive officer will in fact be deductible, if it should, together with other non-exempt compensation paid to such executive officer, exceed $1,000,000.


RECOMMENDATION OF YOUR BOARD OF DIRECTORS "FOR" THIS PROPOSAL

        Approval of the proposed amendments to the Plan requires the affirmative vote of the holders of a majority of the Common Stock present, or represented, and entitled to vote at the Annual Meeting assuming the presence of a quorum. Each share of Common Stock is entitled to one vote.

        Shareholders should note that because the Directors of the Company have received and continue to receive (subject to re-election) stock options under the Plan, all current Directors of the Company may have a personal interest in the proposal and its approval by shareholders. However, the members of the Board believe that the proposed amendments to the Plan are in the best interests of the Company and its shareholders.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1995 STOCK OPTION PLAN AS DESCRIBED ABOVE. PROXIES RECEIVED WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Messrs. Ricco, Hartmann and Seigel are party to an agreement dated as of May 1, 1995 whereby each of them has agreed to grant to the other two the right of first refusal to purchase any shares of Common Stock any of them proposes to sell on substantially the same terms as a potential third-party is offering and, upon the death of any of them, the right to purchase any or all of the decedent's shares of Common Stock at the fair market value on the date of death.

    In May 1995, the Company loaned $175,000 to Mr. Davis, Senior Vice President and Chief Financial Officer of the Company, at an annual interest rate of 6.75%, repayable in three yearly installments of $66,379 on each of May 20, 1996, 1997 and 1998. Mr. Davis purchased approximately 25,000 shares of Common Stock in the Company's initial public offering with the proceeds of the loan.


    On May 25, 1995, Anchor National Life Insurance Company ("Anchor"), an affiliate of SunAmerica Life Insurance Company and a wholly-owned subsidiary of Sun America, Inc., purchased 70,000 shares of the Company's Series A Preferred Stock at a purchase price of $25.00 per share. The Series A Preferred Stock, par value $25.00 per share, is convertible, at the election of the holders thereof, into 275,373 shares of Common Stock. Except as expressly required by applicable law, holders of shares of Series A Preferred Stock are not entitled to vote on matters submitted to a vote of shareholders of the Company. Cumulative dividends are payable quarterly out of funds legally available therefor at an annual rate of 4% of the par value per share of Series A Preferred Stock until May 31, 1996, 6% of the par value until May 31, 1997 and 8% of the par value thereafter. The Company is prohibited from paying dividends to holders of its Common Stock at a rate greater than that paid to holders of Series A Preferred Stock. The Company has granted the holders transferable one-time demand and piggy back registration rights with respect to such shares of Common Stock commencing July 25, 1996 at the Company's expense and, at the expense of the holders if the holders seek an underwritten public offering. The Company has agreed with Anchor that so long as the shares of Series A Preferred Stock are outstanding, the Company will not engage in any business other than its business as currently conducted or in other businesses or operations related thereto. In addition, if it redeems or retires any shares of its Common Stock in an amount which causes Anchor or its affiliates to beneficially own more than 10% of the Common Stock, the Company will offer to redeem sufficient shares of Common Stock owned by Anchor so that Anchor will beneficially own less than 10% of the shares of Common Stock, and it will not sell substantially all of its assets without the consent of the holders of two-thirds of the shares of Series A Preferred Stock.


                                   ACCOUNTANTS

    Deloitte & Touche LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996, and it is expected that Deloitte & Touche LLP will act in that capacity for the fiscal year ending December 31, 1997. A representative of Deloitte & Touche LLP is expected to be present at the Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to questions from shareholders.

                              SHAREHOLDER PROPOSALS


    Shareholder proposals intended to be presented at the next Annual Meeting of Shareholders must be received by the Company for inclusion in its proxy materials by January 19, 1998.


                                  OTHER MATTERS

    Management of the Company does not intend to bring before the Meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. If any other matters or motions properly come before the Meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy card in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

                                          By Order of the Board of Directors


                                          Brian Seigel
                                          Executive Vice President and Secretary


    Dated: May 19, 1997

                           ROCKFORD INDUSTRIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints Gerry Ricco, Larry Hartmann and Brian Seigel, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Rockford Industries, Inc. (the "Company") held of record by the undersigned as of May 12, 1997, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at the Windsor Suites, 1325 East Dyer Road, Santa Ana, California 92705, beginning at 10:00 a.m., local time, on Wednesday, June 18, 1997, and at any adjournment thereof, upon the following matters:

(1)     ELECTION OF DIRECTORS

        [ ] FOR the nominees listed below   [ ] WITHHOLD AUTHORITY to vote for
                                                the nominee(s) listed below

                 Gerry J. Ricco   Larry Hartmann   Brian Seigel
                      Floyd S. Robinson   Robert S. Vaters

--------------------------------------------------------------------------------

(2)     APPROVAL OF AMENDMENTS TO THE COMPANY'S 1995 STOCK OPTION PLAN

       [ ] FOR          [ ] AGAINST          [ ] ABSTAIN WITH RESPECT TO

        the proposal to amend the Company's 1995 Stock Option Plan to increase by 200,000 the shares authorized under the Plan, to modify the Plan to permit one discretionary grant of options to non-employee directors during any 12 month period, including a grant of 20,000 options to each of the two non-employee directors on April 25, 1997, and to increase the annual automatic grant to non-employee directors to 5,000 options commencing in 1998.

                (Continued and to be signed on the reverse side)

                          (continued from other side)

(3)     OTHER MATTERS

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) AND (2) ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.


                                                Dated ____________, 1997


                                                Signature(s) of shareholder(s)



                                                ------------------------------
                                                (Your signature(s) should
                                                conform to your name(s) as
                                                printed hereon. Co-owners
                                                should all sign.)